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                              EMPLOYMENT AGREEMENT


         EMPLOYMENT AGREEMENT, dated the 21st day of November, 2001, by and between FIND/SVP, INC., a New York corporation, having its principal executive offices at 625 Avenue of the Americas, New York, NY 10011 (hereinafter referred to as the "Company"), and DAVID WALKE, with an office at 625 Avenue of the Americas, New York, NY 10011 (hereinafter referred to as the "Employee").

                              W I T N E S S E T H:

         WHEREAS, the Company provides global business advisory and other services; and

         WHEREAS, the Company desires to employ Employee on a full-time basis as its Chief Executive Officer, and Employee desires to be so employed by the Company, pursuant to the terms and conditions hereinafter set forth.

         NOW, THEREFORE, in consideration of the terms and conditions hereinafter set forth, the parties hereto agree as follows:

         1.       Employment; Position; Responsibilities; Directorship.

                  1.1 The Company hereby employs and engages the Employee to serve as the Chief Executive Officer of the Company, with the authority and responsibilities appropriate and customary to such position. Employee shall report to the Board of Directors of the Company and all executive employees of the Company shall report to the Employee. On the date hereof, and at each annual meeting of shareholders during the term of Employee's employment hereunder, the Company shall use its best efforts to cause the Employee to be nominated and elected to the Board of Directors of the Company, to serve until the next succeeding annual meeting of shareholders of the Company and until his successor is duly elected and qualified.

                  1.2 The Employee hereby accepts said employment with the Company on the terms and conditions herein set forth and agrees to devote his full time, energy and skill during regular business hours exclusively to such employment, except for reasonable time spent for trade,


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civic and charitable activities, as a member of a board of directors of a business entity which is not competitive with the Company, and to attend to personal business, so long as such activities do not interfere with the performance of the Employee's responsibilities as a senior executive of the Company in accordance with this Agreement.

         2.       Term of Employment.

                  2.1 The term of employment hereunder shall commence as of the date hereof (the "Commencement Date") and shall continue until November 20th, 2004 (the "Term"), except that Employee's employment shall terminate sooner upon the occurrence of any of the following events:

                           (a) the death of the Employee;

                           (b) the incapacity of the Employee as defined below;

                           (c) an act or omission to act on the part of the
Employee which would constitute cause, as defined below, for the termination of employment, and the giving of written notice to the Employee by the Company in accordance with Section 2.3 below that the Company elects to terminate the employment of the Employee, which notice shall state in reasonable detail the reasons for such termination;

                           (d) the Employee terminates his employment for "Good
Reason" (as defined below), upon a "Change of Control" (as defined below) or without Good Reason; or
                           (e) the Company terminates the Employee's employment
without cause.

                  2.2 The term "incapacity" as that term is used in Section 2.1
(b) above shall be deemed to refer to and include the inability of the Employee to perform his normal duties hereunder by reason of mental or physical illness, disability or incapacity for a continuous period of 120 days or for a period of 180 days in any one year period, and the Company, at its option, elects to treat such illness, disability or incapacity as permanent in nature.

                  2.3 The term "cause" as that term is used in Section 2.1(c) above shall be



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defined as being for:

                           (a) The Employee's gross negligence or willful
misconduct in bad faith in the discharge of his duties and responsibilities hereunder or the Employee's refusal (provided he is not incapacitated as per paragraph 2.2 above) to comply substantially with the Company's reasonable written directions, such reasonable directions being consistent with the Employee's duties under paragraph 1 above; provided, however, that the Company shall have given the Employee 20 days prior written notice that the Company elects to terminate the employment of the Employee, which notice shall state the reasons for such termination, and during the 20-day period following receipt by the Employee of such notice, the Employee shall have an opportunity to cure the alleged conduct and to attend a special meeting of the Board of Directors called for the purpose of reviewing the Company's proposed termination of the Employee; or

                           (b) The conviction of the Employee in a court of law
of any crime or offense involving money or other property or of a felony; or

                           (c) The misappropriation by the Employee of Company
assets.

         3.       Compensation: Related Matters.

                  3.1 (a) Employee shall receive salary for his services at the rate of $100,000 per annum, subject to increases by the Board of Directors of the Company, from time to time, payable in accordance with the Company's normal payroll procedures for executive employees.

                           (b) At the discretion of the Board of Directors of
the company, the Employee shall be eligible to receive an annual bonus.

                  3.2 The Company shall reimburse the Employee for all reasonable expenses incurred by him in connection with the business of the Company, provided Employee shall submit supporting documentation for such expenses consistent with the Company's policies.

                  3.3 Employee shall be eligible, to the extent he qualifies, for participation in any health or other group insurance plan of the Company and shall also be entitled to participate in any



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employee benefit programs of the Company for its key employees or for its employees generally, including without limitation, any stock option or purchase plan and any profit-sharing or pension plan. The Company shall provide the Employee and his immediate family members with Blue Cross/Blue Shield or equivalent and major medical coverage.

                  3.4 Employee shall be entitled to a five (5) week paid vacation per year during the Term, to be taken at such times as are consistent with the needs of the Company and the convenience of the Employee. Such vacation period may be extended beyond five weeks if consistent with Company policy.

                  3.5 The Company shall provide, maintain and insure an automobile for Employee's use (the "Automobile").

                  3.6 (a) In the event the Employee's employment by the Company is terminated for "cause" pursuant to Section 2.1(c) hereof, or because the Employee voluntarily leaves the employ of the Company without Good Reason or on account of a "Change in Control" as set forth in Section 3.6(b) below, the Employee shall be entitled to the compensation provided for by Section 3.1 only up until the date of termination of his employment.

                      (b) In the event the Employee leaves the employment of the Company (A) for Good Reason, as defined below, or (B) on account of a Change in Control (as defined in Section 4 hereof), then the Employee shall be entitled to receive the compensation and benefits (but only to the extent legally allowable) provided for in Sections 3.1, 3.3 and 3.5 hereof, for the balance of the Term; provided, however, that if such termination occurs at a time when there is less than two years left in the Term, the compensation and benefits (but only to the extent legally allowable) provided for in Sections 3.1, 3.3 and 3.5 shall continue for a period of two (2) years from the date of termination. Employee shall have no obligation to mitigate payments and benefits received, and shall be entitled to the compensation provided for herein even if Employee is employed elsewhere. For purposes hereof, "Good Reason" shall mean the following: (i) the dimunition of Employee's



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position, duties, responsibilities and status with the Company as contemplated hereunder or any removal of the Employee from any positions or offices the Employee held as contemplated hereunder, except in connection with the termination of the Employee's employment by the Company for Cause or incapacity;
(ii) the failure of the Company to assign to the Employee duties consistent with his position, duties, responsibilities and status with the Company as contemplated hereunder; or (iii) a relocation of the Company's principal offices and place of Employee's employment outside of Manhattan or further than 25 miles from the Employee's principal residence.

                      (c) In the event that the Company terminates the Employee's employment for "cause," and a court of law or other tribunal ultimately determines that such termination was without cause, the Employee shall be entitled to receive double the amount of compensation provided for in
Section 3.1 hereof from the date of termination until the end of the Term.

                      (d) In the event the Employee's employment by the Company is terminated for reason other than Cause or the Employee voluntarily leaves the employ of the Company other than for reasons stated in Section 3.6(b), the Employee shall be entitled to receive the compensation and benefits (but only to the extent legally allowable) provided for in Sections 3.1 and 3.5 hereof for the balance of the Term, shall have no obligation to mitigate damages, and shall be entitled to the compensation provided for herein even if there is less than one year left on the Term, the compensation and benefits (but only to the extent legally allowable) shall continue for a period of one year from the date of termination.

                  3.7 Upon the Commencement Date, the Company shall grant to the Employee a ten-year Non-Incentive Stock Option (the "Option") to purchase seven hundred thousand (700,000) shares of the Company's common stock, par value $.0001 per share (as the same may be reduced by 50% of any stock options granted to Bernard Jacob in the event he is employed by the Company



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as an employee or consultant) at a price of $.41 per share, pursuant to the terms of the Company's 1996 Stock Option Plan (which has been amended to increase the number of shares covered by such Plan to facilitate the issuance of the Options to be granted hereunder) or a new stock option plan to be adopted by the Company. The Option shall vest ratably at the end of each of the first three years of the Term, and such vesting shall accelerate in the event the Employee leaves the employ of the Company for Good Reason (as defined in Section 3.6 hereof), or on account of a Change in Control (as defined in Section 4 hereof) in the event that the Employee's employment herein is terminated by the Company without Cause (pursuant to Section 2.16 hereof), or upon the death of the Employee. In all of such cases, the holder of the Option shall have one year to exercise the Option. The Company agrees to register the shares underlying the Option as soon as praticable following the Commencement Date.

         4.       Change of Control.

                  4.1 For the purpose of this Agreement, a "Change of Control" shall mean:

                           (a) The acquisition by any person, entity or "group,"
within the meaning of Section 13(d)(3) or 14(d)(2) of the Securities Exchange Act of 1934 (the "Exchange Act") (excluding, for this purpose, Employee, any group (as defined above) of which Employee is a member, the Company or its subsidiaries, or any employee benefit plan of the Company or its subsidiaries which acquires beneficial ownership of voting securities of the Company) of beneficial ownership (within the meaning of Rule 13d-3 promulgated under the Exchange Act) of more than 30% of either the then outstanding shares of common stock of the Company or the combined voting power of the Company's then outstanding voting securities entitled to vote generally in the election of directors; or

                           (b) Individuals who, as of the date hereof,
constitute the Board (as of the date hereof the "Incumbent Board") cease for any reason to constitute at least a majority of the



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Board, provided that any person becoming a director subsequent to the date hereof whose election, or nomination for election by the Company's shareholders, was approved by a vote of at least a majority of the directors then comprising the Incumbent Board (other than an election or nomination of an individual whose initial assumption of office is in connection with an actual or threatened election contest relating to the election of the Directors of the Company, as such terms are used in Rule 14a-11 of Regulation 14A promulgated under the Exchange Act) shall be, for purposes of this Agreement, considered as though such person were a member of the Incumbent Board.

         5.       Restrictive Covenants.

                 5.1 Employee acknowledges that the Company is in the information services business and that the Employee, as Chief Executive Officer of the Company, will be familiar in detail with the activities of the Company and will participate in formulating the activities; that he will continue to be familiar in detail with the activities and future plans of the Company as they continue to develop during his employment; and that his position will give him a thorough knowledge of the Company's customers, suppliers and servicing and marketing operations and will place him in close and continuous contact with the Company's customers and suppliers.

                  Accordingly, during the Term of his employment by the Company and for a period of two years immediately following the termination thereof (the Term of employment and the subsequent one year period being collectively referred to as the "Covenant Period") unless otherwise consented to by the Company in writing, Employee shall not, within any city, town or county in which the Company or any of its affiliates conducts or does any business, directly or indirectly, either for himself or as an officer, director, stockholder, partner, associate, employee, consultant, agent, independent contractor, or representative, render services to any other business or business entity, as defined below (except a parent, subsidiary or affiliate of the Company), which is engaged directly or indirectly in any line of business which is competitive with any line of business



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in which the Company may be engaged at the time of termination of Employee's employment hereunder; provided, however the restrictive provisions of this paragraph shall not apply in the event the Employee is terminated by the Company without Cause or the Employee resigns for Good Reason or upon a Change in Control and the Company is paying the Employee pursuant to Section 3.6 above; provided, further, however, that the Employee shall be permitted to own less than a 5% interest as a stockholder (and in no other capacity) in any public company even though it may be in competition with the Company.

                  As used in this Agreement, the term "business entity" shall include, but not be limited to, any corporation, firm, partnership, association, trust, group, joint venture, or individual proprietorship.

                  5.2 Employee shall not, during the Covenant Period or thereafter, disclose to any business entity any confidential information regarding the customers, suppliers, marketing arrangements or methods of operation of the Company, or any other confidential information of the Company, except that nothing contained in this sentence shall be construed to prevent Employee from using any general technical knowhow and information that is in the public domain, any information of a nature known generally throughout the industry, any information that prior to being obtained by the Employee from the Company was in the possession of the Employee, or information that is subsequently disclosed to the Employee by a third party not under any obligation to retain such information in confidence.

                  5.3 Employee shall, during the Term of his employment, promptly reveal to the Company all matters coming to Employee's attention pertaining to the business or interests of the Company.

                  5.4 Unless otherwise consented to by the Company in writing, Employee shall not, for a period of two years immediately following the termination of Employee's employment, solicit for hiring, on his own behalf or on behalf of any business entity, any key employee of the



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Company.

                  5.5 Employee shall not, during his Term of employment or upon termination thereof, remove from the offices of the Company, any studies, samples, reports, plans, contracts, publications, customer lists or other similar items nor copies or facsimiles thereof, except as the same may relate to the performance of Employee's duties hereunder, or as otherwise authorized by the Company.

         6.       Restrictive Covenants Severable.

                  The provisions of Section 5 of this Agreement contain a number of separate and divisible covenants, all of which are included respectively in said Section for the purpose of brevity only, and each of which shall be construed as a separate covenant and shall be separately enforceable, and if any court of competent jurisdiction shall determine that any part of said Section, or any part of any sentence or paragraph thereof, or any such separate covenant therein contained, is unduly restrictive or void, the remaining part or parts, or the other separate covenants, shall be considered valid and enforceable, notwithstanding the voidance of such part or separate covenant.

         7.       Remedies.

                  Employee acknowledges that it will be impossible to measure in money the damage to the Company of a breach of any of the provisions of Section 5; that any such breach will cause irreparable injury to the Company and that in addition to any other rights and remedies existing at law or equity or by statute, the Company shall be entitled to an injunction or restraining order restraining Employee from doing or continuing to do any such acts and any other violations or threatened violations of Section 5, and Employee hereby consents to the issuance of any such injunction or restraining order without bond or security.

         8.       Notices.

                  All notices required or permitted to be given by any party hereunder shall be in writing and delivered in person or mailed by registered or certified mail, return receipt requested, to



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the other parties addressed as follows (if mailed, it shall be deemed delivered three business days after being mailed):

                  (a) If to the Employee to625 Avenue of the Americas, New York, NY 10011; with a copy to Charles M. Modlin, Esq., Modlin Haftel & Nathan LLP, 777 Third Avenue, New York, New York 10017;

                  (b) If to the Company to 625 Avenue of the Americas, New York, New York 10011; or to such other addresses as the parties may direct by notice given pursuant hereto.

         9.       Entire Agreement.

                  The provisions hereof constitute the entire agreement among the parties with respect to the subject matter hereof and supersede, replace and terminate all existing oral or written agreements concerning such subject matter. No modification, supplement or discharge hereof shall be effective unless in writing and executed by or on behalf of the parties hereto.

         10.      Waiver.

                  No waiver by any party of any condition, term or provision of this Agreement shall be deemed to be a waiver of a preceding or succeeding breach of the same or any other condition, term or provision hereof.

         11.      Assignability.

                  This Agreement, and its rights and obligations may not be assigned by Employee. This Agreement shall be binding upon the Company and its successors and assigns.

         12.      Governing Law.

                  This Agreement shall be governed by and construed in accordance with the laws of the State of New York.

         13.      Arbitration.

                  Any dispute or controversy arising among or between the parties hereto regarding any of the terms of this Agreement or the breach hereof, the determination of which is not otherwise



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provided for herein, on the written demand of any of the parties hereto shall be submitted to and determined by arbitration held in the City of New York in accordance with the rules then obtaining of the American Arbitration
Association. Any award or decision made by the arbitrators shall be conclusive in the absence of fraud, and judgment upon said award or decision may be entered in any court having jurisdiction thereof.

         IN WITNESS WHEREOF, the parties hereto have executed this Agreement as of the date and year first above written.

FIND/SVP, INC.


By:
   -----------------------------                   ---------------------------
      Name:                                        DAVID WALKE
      Title:


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